Exhibit 11
                                                             ----------



                             CONRAIL INC.
                             ------------
                    EARNINGS PER SHARE COMPUTATIONS
                    -------------------------------

                   ($ In Millions Except Per Share)


                                                 Quarters ended
                                                    March 31,
                                            ------------------------

                                                   1997        1996
                                                   ----        ----
    Net income
    ----------
    Primary
     Net income                                    $61         $31
    Dividends declared on Series A
     ESOP convertible junior preferred
     stock (ESOP Stock), net of
     tax benefits                                   (2)         (3)
                                                   ---         ---
                                                   $59         $28
                                                   ===         ===

    Fully diluted
      Net income                                    61          31
      Nondiscretionary adjustment (1)                -          (1)
                                                   ---         ---
                                                   $61         $30
                                                   ===         ===

    Weighted average number of shares (2)
    ---------------------------------
     Primary
        Weighted average number of
         common shares outstanding           79,586,743  77,286,233
        Effect of shares issuable under
         employee stock compensation plans      437,758     716,213
                                             ----------  ----------
                                             80,024,501  78,002,446
                                             ==========  ==========
     Fully diluted
        Weighted average number of
         common shares outstanding           79,586,743  77,286,233
        ESOP Stock                            6,782,269   9,756,470
        Effect of shares issuable under
         employee stock compensation plans      473,088     716,213
                                             ----------  ----------
                                             86,842,100  87,758,916
                                             ===========  ==========


    Net income per common share
      Primary                                      $.74        $.36
      Fully diluted                                 .70         .35


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                                                           Exhibit 11
                                                           ----------




                             CONRAIL INC.
                             ------------
                    EARNINGS PER SHARE COMPUTATIONS
                    -------------------------------




    Notes:  1.  Represents the increase, net of income tax benefits, in ESOP-related expenses assuming conversion of all ESOP Stock to common stock.

            2.  Shares held by the Employee Benefits Trust (the
                "Trust") are not considered outstanding for earnings per share computations until issued by the Trust.


















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